EXHIBIT 99.(A)(6)(IV)

Corrected Press Release: XBiotech Announces Preliminary Results of Tender Offer

AUSTIN, Texas, Feb. 13, 2020 (GLOBE NEWSWIRE) -- This press release corrects a prior version published on February 13, 2020 and is updated to revise the preliminary proration factor.  The corrected press release reads:

XBiotech Announces Preliminary Results of Tender Offer

XBiotech Inc. (NASDAQ: XBIT) (“XBiotech”) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on February 12, 2020.

Based on the preliminary count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, a total of 41,164,725 common shares of XBiotech were properly tendered and not properly withdrawn at or below the maximum purchase price of $33.00 per share, including 2,178,233 shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, XBiotech expects to accept for payment, at a purchase price of $30.00, approximately 14,000,000 common shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $420 million, excluding fees and expenses relating to the tender offer.  The preliminary proration factor for shares that XBiotech expects to purchase pursuant to the tender offer (as corrected) is approximately 31.9 percent, after giving effect to odd lots.

The number of shares to be purchased and the purchase price are preliminary and subject to change.  The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period.  The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

D.F. King & Co., Inc. is the information agent for the Offer. Shareholders with questions may call D.F. King at (212) 269-5550 (banks and brokers) or (866) 856-3065 (all others).

About XBiotech

XBiotech is a fully integrated, global biopharmaceutical company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies. XBiotech currently is advancing a pipeline of therapies by harnessing naturally occurring antibodies from patients with immunity to certain diseases. Utilizing natural human immunity as a source of new medicines offers the potential to redefine the standards of care for a wide range of diseases. The discovery and manufacturing techniques which enable this were designed by and are exclusive to XBiotech. Headquartered in Austin, Texas, XBiotech also leads the development of innovative, proprietary manufacturing technology to reduce the cost and complexity of biological drug production. For more information, visit www.xbiotech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including declarations regarding management’s beliefs and expectations that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the “Risk Factors” section of certain of our SEC filings. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact
Ashley Otero
aotero@xbiotech.com
512-386-2930